EXHIBIT 99.1

NEWS RELEASE

Contact:	David Kimichik	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	SVP – Finance	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD PRIME COMPLETES ACQUISITION OF
PIER HOUSE RESORT AND SPA

Acquisition Highlights:

•	Purchase price equates to a forward 12-month cap rate of 7.7% and forward 12-month EBITDA multiple of 11.6x

•	Company assumed existing $69 million property level debt financing

•	Minimal CapEx needs after recent $12 million renovation

•	Key West, FL is the highest barrier to entry market in the United States, and the second highest RevPAR market
DALLAS, March 3, 2014 -- Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) today announced it has completed the acquisition of the 142-room Pier House Resort and Spa from Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust”) for a total consideration of $92.7 million ($653,000 per key). In connection with the transaction, the Company has assumed the existing $69 million property level debt financing that Ashford Trust closed in September 2013. The balance of the purchase price was funded with proceeds from the Company’s January equity offering.
On a forward 12-month basis, the purchase price represents a cap rate of 7.7% on net operating income and an EBITDA multiple of 11.6x. In 2013, the Pier House Resort achieved RevPAR of $302.76, with 84.6% occupancy and an Average Daily Rate of $357.86.

The assumed $69 million property level debt financing has a two-year term and three, one-year extension options with no test requirements for the first two extensions. The loan provides for a floating interest rate of LIBOR + 4.90%, with no LIBOR Floor.
“The Pier House Resort acquisition showcases the deal flow benefits of our agreements with Ashford Trust regarding option hotels and right of first offer hotels that fit our investment guidelines,” said Monty J. Bennett, Ashford Prime's Chairman and Chief Executive Officer. “This transaction presented a great opportunity for us given the superb quality of this asset, its unique location in an attractive market such as Key West, and a recent $12 million dollar renovation completed at the property which should provide us additional revenue enhancement opportunities with minimal costs. We look forward to continuing the build out of Ashford Prime’s portfolio with high RevPAR hotels in gateway and resort markets similar to the Pier House.”
Key West is presently the nation's 2nd highest RevPAR market. Aside from being considered one the most desirable vacation spots in the nation, Key West has seen negligible new competitive hotel supply in the last 17 years. This is due to the local Rate of Growth Ordinance “ROGO,” which presently sets extremely high barriers to any new hotel development in Monroe County. Since Ashford Trust completed the acquisition of the Pier House in May 2013, it has experienced continued increases in both RevPAR and Hotel EBITDA growth. For the quarter ended December 31, 2013, RevPAR growth for the Pier House Resort & Spa was up 16.8%, Hotel EBITDA margin was up 1,047 basis points, and Hotel EBITDA increased 56.2% compared to the same quarter in 2012.
Built in 1968, the Pier House Resort and Spa has 142 rooms including 119 guest rooms and 23 suites. The hotel has 40 waterfront facing rooms and suites with standard guestrooms averaging 325 square feet and the 23 suites averaging 710 square feet. Additionally, the hotel offers 2,600 square feet of meeting space, a 10,000 square foot spa with 10 treatment rooms, three food and beverage outlets including al fresco dining at HarborView Cafe and the renowned Chartroom bar, a full-service fitness facility and a private dock for charter pick-ups. The hotel is located at the northern end of Duval Street in the heart of Key West on a 6-acre compound with a private beach and immediate access to the Gulf of Mexico. Ashford Prime expects to incur minimal expenses related to capital improvements given a $12 million dollar renovation recently completed at the property.
The Pier House Resort will continue to be managed by Remington Lodging. Remington currently manages four hotels in Key West, including the Pier House Resort & Spa, the Southernmost House, the Inn at Key West and the Crowne Plaza La Concha Hotel, which is owned by Ashford Trust.
Ashford Hospitality Prime is a real estate investment trust (REIT) focused on investing in high RevPAR full-service and urban select-service hotels and resorts located predominantly in domestic and international gateway markets.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, statements about future results, forward 12-month cap rates and EBITDA multiples, and future capital expenditure needs. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Prime’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Prime’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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